Exhibit 99.1

Golden Path Acquisition Corporation Announces to Extend Deadline to Consummate Business Combination

New York, June 22, 2022/PRNewswire/ – Golden Path Acquisition Corporation (the “Company” or “Golden Path”) (NASDAQ: GPCO) (the “Company”) today announced that the Company’s sponsor, Greenland Asset Management Corporation (the “Sponsor”), has deposited into the Company's trust account (the "Trust Account") an aggregate of $191,667, representing $0.033 per public share of the Company, in order to extend the period of time the Company has to consummate a business combination by one month to July 24, 2022.

The Sponsor plans to extend such period of time additional eight times to complete its initial business combination as necessary, each by an additional one months, up to March 24, 2023, by depositing $191,667 each time and up to an aggregate amount of $1,533,333 into the Trust Account, representing up to an additional $0.267 per public share, in connection with such additional extensions.

About Golden Path Acquisition Corporation

The Company is a blank check company incorporated as a Cayman Islands exempted company and formed for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses. While the Company may pursue an acquisition opportunity in any industry or sector, the Company intends to focus on businesses that have a connection to the Asian market.

Forward-Looking Statements

This press release contains statements that constitute “forward-looking statements”. Forward-looking statements are subject to numerous conditions, many of which are beyond the control of the Company, including those set forth in the Risk Factors section of the Company’s registration statement and prospectus for the offering filed with the Securities and Exchange Commission (“SEC”). Copies are available on the SEC’s website, www.sec.gov. The Company undertakes no obligation to update these statements for revisions or changes after the date of this release, except as required by law.

Contact

Shaosen Cheng
Chief Executive Officer

ceo@goldenpath.cn